Exhibit 99.1

RAPHAEL INDUSTRIES LTD. ANNOUNCES CHANGE OF CONTROL

Reno, Nevada - (FSC – October 7, 2010) – Raphael Industries Ltd. (OTCBB:RPHA) announces that RH Management, a company fully owned by Ronald Hughes, Raphael’s President and Chief Executive Officer, has completed a transaction whereby he acquired all the shares of Raphael Industries Ltd. owned by Arne Raabe. As a result of the transaction, RH Management has acquired control of Raphael with 35% of the Company’s issued and outstanding common stock.

As a condition of the sale, Mr. Raabe has tendered his resignation from the Board of Directors effective immediately.

The company further announces that it has hired a consultant to advise on possible alternative business opportunities as previously disclosed.